Note: All methodologies assume a net debt of $119.5M as of March 2019. The SOTP analysis assumes a valuation of Hometown at 70% NOLV of its inventory. VALUATION SUMMARY DRAFT Preliminary; Subject to Change Exhibit (c)(5)